                                                                     Exhibit 4.1

                               TRANSFER AGREEMENT



                                     AMONG



                       GREEN TREE LEASE FINANCE II, INC.
                                   PURCHASER


                                      AND


                     GREEN TREE VENDOR SERVICES CORPORATION
                              SELLER AND SERVICER



                                _______________


                         DATED AS OF DECEMBER 1, 1998

                                _______________

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I       DEFINITIONS                                                      2

SECTION 1.1     General                                                          2
SECTION 1.2     Specific Terms                                                   2
SECTION 1.3     Certain References                                               3
SECTION 1.4     No Recourse                                                      3
SECTION 1.5     Action by or Consent of Noteholders                              3

ARTICLE II      CONVEYANCE OF THE LEASES                                         4

SECTION 2.1     Conveyance of Leases and Related Assets                          4
SECTION 2.2     Substitution                                                     5
SECTION 2.3     Intention of the Parties                                         7

ARTICLE III     REPRESENTATIONS AND WARRANTIES                                   7

SECTION 3.1     Representations and Warranties of Vendor Services                7
SECTION 3.2     Representations and Warranties of Lease Finance                  9

ARTICLE IV      COVENANTS OF VENDOR SERVICES                                    11

SECTION 4.1     Protection of Title of Lease Finance and the LLC                11
SECTION 4.2     Other Liens or Interests                                        13
SECTION 4.3     Costs and Expenses                                              13
SECTION 4.4     Indemnification                                                 13
SECTION 4.5     Further Assurances                                              15
SECTION 4.6     Negative Covenant                                               15

ARTICLE V       REPURCHASES                                                     16

SECTION 5.1     Repurchase of Leases Upon Breach of Representation or Warranty  16
SECTION 5.2     Reassignment of Purchased Leases and Equipment                  17
SECTION 5.3     Waivers                                                         17

ARTICLE VI      MISCELLANEOUS                                                   17

SECTION 6.1     Reserved                                                        17
SECTION 6.2     Merger or Consolidation of Vendor Services or Lease Finance     17
SECTION 6.3     Limitation on Liability of Vendor Services and Others           18
SECTION 6.4     Vendor Services May Own Notes                                   18
SECTION 6.5     Amendment                                                       18
SECTION 6.6     Notices                                                         19
SECTION 6.7     Merger and Integration                                          20
SECTION 6.8     Severability of Provisions                                      20
SECTION 6.9     GOVERNING LAW                                                   20
SECTION 6.10    Counterparts                                                    20
SECTION 6.11    Conveyance of the Leases to the Trust                           20
SECTION 6.12    Nonpetition Covenant                                            20

                                   SCHEDULES

Schedule A  --  Schedule of Leases and Equipment
Schedule B  --  Schedule of Representations and Warranties of Vendor Services

                               TRANSFER AGREEMENT


          THIS TRANSFER AGREEMENT, dated as of December 1, 1998, executed between Green Tree Lease Finance II, Inc., a Minnesota corporation, as purchaser ("Lease Finance") and Green Tree Vendor Services Corporation, a Delaware corporation ("Vendor Services"), as seller and servicer (in such capacity, the "Servicer").

                              W I T N E S S E T H:

          WHEREAS, Vendor Services owns certain Leases (the "Leases") as are more particularly described in Schedule A attached hereto and has an ownership or security interest in the items of Equipment subject thereto (the "Equipment"), as more particularly described in Schedule A attached hereto; and

          WHEREAS, Lease Finance has agreed to acquire the Leases and the Equipment from Vendor Services, and Vendor Services has agreed to transfer the Leases and the Equipment to Lease Finance; and

          WHEREAS, pursuant to the terms of a Contribution and Servicing Agreement, dated as of December 1, 1998 (the "Contribution and Servicing Agreement"), by and among Green Tree Lease Finance 1998-1, LLC (the "LLC"), Lease Finance, as contributor, and Vendor Services, in its individual capacity and as Servicer, to be executed concurrently with the execution of this Agreement, Lease Finance will convey the Leases and certain rights to the proceeds of disposition of the Equipment ("Residual Realizations") to the LLC; and

          WHEREAS, pursuant to the terms of an Indenture, dated as of December 1, 1998 (the "Indenture"), between Green Tree Lease Finance 1998-1, LLC (the "LLC") and U.S. Bank Trust National Association, as Trustee (the "Trustee"), to be executed concurrently with this Agreement, the LLC will, on the Closing Date, issue the Notes (as defined in the Indenture), secured by a pledge of the Leases and the Residual Realizations.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt of which is acknowledged, Lease Finance, Vendor Services and the Servicer, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

           SECTION 1.1  General.

     (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and Schedules and Exhibits to this Agreement. All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Contribution and Servicing Agreement or, if not defined in the Contribution and Servicing Agreement, in the Indenture.

     (b) With respect to all terms used in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to "writing" include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement or the Contribution and Servicing Agreement; references to Persons include their permitted successors and assigns; and the terms "include" or "including" mean "include without limitation" or "including without limitation."

          SECTION 1.2 Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          "Agreement" means this Transfer Agreement and all amendments hereof and supplements hereto.

          "Closing Date" means December 23, 1998.

          "Related Documents" means the Indenture, the Contribution and Servicing Agreement, the Underwriting Agreement and related Terms Agreement with the Underwriters of the Notes, and the Notes. The Related Documents to be executed by any party are referred to herein as "such party's Related Documents," "its Related Documents" or by a similar expression.

          "Repurchase Event" means, with respect to any Lease, the occurrence of a breach of any of the representations and warranties set forth in the Schedule of Representations that materially and adversely affects the value of such Lease.

          "Schedule of Leases" means, collectively, the schedule of Leases and Equipment attached hereto as Schedule A, as the same may be revised from time to time in accordance with the Contribution and Servicing Agreement.

          "Schedule of Representations" means the Schedule of Representations and Warranties of Vendor Services attached hereto as Schedule B.

          "Trust Assets" means the property and proceeds of every description conveyed pursuant to Section 2.1 of the Contribution and Servicing Agreement, together with the Trust Accounts (including all Eligible Investments therein and all proceeds therefrom).

          SECTION 1.3 Certain References. All references to the Principal Balance of a Lease as of an Accounting Date shall refer to the close of business on such day, or as of the first day of a Collection Period shall refer to the opening of business on such day. All references to the last day of a Collection Period shall refer to the close of business on such day.

          SECTION 1.4 No Recourse. Without limiting the obligations of Vendor Services hereunder, no recourse may be taken, directly or indirectly, under this Agreement or any certificate or other writing delivered in connection herewith or therewith, against any stockholder, officer or director, as such, of any of Vendor Services, the Servicer, Lease Finance or the Trustee, or of any predecessor or successor of any of Vendor Services, the Servicer, Lease Finance or the Trustee.

          SECTION 1.5 Action by or Consent of Noteholders. Whenever any provision of this Agreement refers to action to be taken, or consented to, by Noteholders, such provision shall be deemed to refer to Noteholders of record as of the Record Date immediately preceding the date on which such action is to be taken, or consent given, by such Noteholders. Solely for the purposes of any action to be taken, or consented to, by Noteholders, any Note registered in the name of any of Lease Finance, Vendor Services or any Affiliate thereof, shall be deemed not to be outstanding, and the related Principal Balance, as applicable, evidenced thereby shall not be taken into account in determining whether the requisite Principal Balance necessary to effect any such action or consent has been obtained; provided, however, that, solely for the purpose of determining whether the Trustee is entitled to rely upon any such action or consent, only Notes which the Trustee knows to be so owned shall be so disregarded.

                                   ARTICLE II

                            CONVEYANCE OF THE LEASES

           SECTION 2.1  Conveyance of Leases and Related Assets.

          (a) As a contribution to the capital of Lease Finance, Vendor Services hereby sells, transfers, assigns, and otherwise conveys to Lease Finance, without recourse (but without limitation of its obligations in this Agreement), and Lease Finance hereby acquires, all right, title and interest, including security interests, whether now owned or hereafter acquired, of Vendor Services in and to the following:

          (i) the Leases, including, without limitation, (A) all monies at any time paid or payable thereon or in respect thereof from and after the Initial Cut-Off Date or, in the case of Substitute Leases, the applicable Cut-Off Date, including but not limited to (1) Scheduled Payments (including those Scheduled Payments due prior to, but not received as of, the Cut-Off Date, but excluding those Scheduled Payments due on or after, but received prior to, the Cut-Off
Date), (2) Prepayments, (3) Liquidation Proceeds (including all net proceeds from the disposition of the related Equipment), (4) Extension Fees, (5) payments to be applied by the Servicer to the payment of insurance charges, maintenance, taxes or other similar obligations, and (6) payments to be retained by the Servicer in payment of Administrative Fees, (B) all security interests of the lessor or secured party, as the case may be, in the related Equipment and all present or future leases and other contracts relating to the Equipment and all revenues, payments, rights to payment, profits, accounts, chattel paper, products and contract rights arising from or related to the Equipment or any use thereof or from any such lease or other contract, (C) all rights of the lessor or secured party, as the case may be, in all Insurance Policies and all other security for the payment of amounts due under the Leases (including all rights, if any, the lessor or the secured party may have against vendors and other third parties for payments of such amounts) and (D) all items contained in the related Lease Files and any and all other documents that are kept on file in accordance with Vendor Services's customary procedures relating to the Leases;

          (ii) the Equipment and all proceeds thereof, including in any event and without limitation, all present and future leases and other contracts relating to the Equipment and all revenues, payments, rights to payment, profits, accounts, chattel paper, products and contract rights arising from or related to the Equipment or any use thereof or from any such lease or other contract; and

          (iii)     any and all proceeds of any and all of the foregoing.

          (b) LEASE FINANCE ACKNOWLEDGES THAT VENDOR SERVICES IS TRANSFERRING THE EQUIPMENT "AS-IS, WHERE-IS," AND THAT VENDOR SERVICES MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT, INCLUDING WITHOUT LIMITATION ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

           SECTION 2.2  Substitution.

          (a) Lease Finance may at any time request that Vendor Services transfer to it one or more Substitute Leases and the Equipment subject thereto to replace any Lease (for purposes of this Section 2,2, such Lease referred to as a "Predecessor Lease") and the Equipment subject thereto if:

          (i) the Predecessor Lease became (A) a Liquidated Lease, (B) a Prepaid Lease, (C) a Warranty Lease or (D) an Adjusted Lease during the immediately preceding Collection Period; and

          (ii) the aggregate Principal Balance of the Liquidated Leases, Adjusted Leases and Warranty Leases that are Predecessor Leases shall not in the aggregate exceed 10% of the Initial Pool Principal Balance.

          (b) Each transfer of Substitute Leases pursuant to this Section 2.2(a) will be subject to the satisfaction of the following conditions precedent:

          (i) Vendor Services has agreed to deliver such Substitute Leases and the related Equipment to Lease Finance.

          (ii) after giving effect to such substitutions and any adjustments pursuant to Section 3.2, the aggregate Book Value of such Leases must be not less than 90% of the Book Value of the Leases substituted or adjusted since the Closing Date.

          (iii) either the final payment on such Substitute Lease must be on or prior to September 30, 2005 or, to the extent the final payment on such Lease is due subsequent to September 30, 2005 only scheduled payments due on or prior to such date may be included in the Principal Balance of such Lease for the purpose of making any calculation under the Indenture.

          (iv) the Lease Pool Principal Balance, after giving effect to such adjustments and substitutions, must not be less than the Lease Pool Principal Balance prior to such adjustment or substitution (without giving effect to the proviso to the definition of "Principal Balance").

          (v) the weighted average life of the Notes, after giving effect to such adjustments and substitutions, must not differ materially from the weighted average life of the Notes prior to such adjustments and substitutions.

          (vi) after giving effect to such adjustments and substitutions, the aggregate Principal Balance of the Leases that were originated by Vendor Services must not be less than the aggregate Principal Balance of the Leases that were originated by Vendor Services prior to such adjustment or substitution.

          (c) If Vendor Services has agreed to transfer Substitute Leases to Lease Finance during any Collection Period, then by 11:00 a.m. on the following Deposit Date, Vendor Services shall deliver to Lease Finance, the Servicer and the Trustee:

          (i) a supplement to Exhibit A hereto setting forth the information shown thereon for each such Substitute Lease,

          (ii) an Officer's Certificate (A) certifying that each such Substitute Lease is an Eligible Lease, (B) specifying each Predecessor Lease for which a substitution has been made and the Principal Balance and the Book Value under each such Predecessor Lease and the Principal Balance and the Book Value under each Substitute Lease being transferred thereby and (C) that all conditions precedent to such addition or substitution have been satisfied, and

          (iii) such additional information concerning such Substitute Leases or Predecessor Leases as may be needed for the Servicer to prepare its Servicer's Certificates pursuant to Section 3.9 and to otherwise carry out its duties as servicer hereunder.

          (d) Subject to the provisions of Section 9.3 of the Contribution and Servicing Agreement, the delivery of any Officer's Certificate and supplement to Exhibit A pursuant to Section 2.2(c) shall be conclusive evidence, without further act or deed, that during the immediately preceding Collection Period and as of the related Cut-Off Date:

          (i) Vendor Services assigned to Lease Finance all of Vendor Services' right, title and interest in and to the Substitute Leases identified in such supplement and the related rights described in Section 2.1,

          (ii) Vendor Services transferred to Lease Finance all of Vendor Services' right, title and interest in and to the Equipment subject to such Substitute Leases and the related rights described in Section 2.1, and

          (iii) Lease Finance assigned and transferred to Vendor Services, without representation or warranty, all of the Contributor's right, title and interest in and to the Predecessor Leases identified in such Officer's Certificate and the Equipment subject thereto.

Vendor Services shall promptly deliver to the Servicer the original executed copy of each Substitute Lease assigned to Lease Finance pursuant to Section 2.2(a) and the related Lease File and Lease Finance shall promptly request the Servicer to deliver to Vendor Services the original executed copy of each Predecessor Lease for which substitution has been made pursuant to Section 2.2(a) hereof and the related Lease File.

          (e) Upon any substitution of Leases in accordance with the provisions of this Section 2.2, Vendor Services' obligations hereunder with respect to the Predecessor Lease shall cease but Vendor Services shall thereafter have the same obligations with respect to the Substitute Lease substituted as it has with respect to all other Leases subject to the terms hereof.

          SECTION 2.3 Intention of the Parties. The execution and delivery of this Agreement shall constitute an acknowledgment by each of Vendor Services and Lease Finance that they intend that each assignment and transfer herein contemplated constitute a sale and assignment outright, and not for security, of the property described in Section 2.1(a), conveying good title thereto free and clear of any Liens, from Vendor Services to Lease Finance, and that all such property shall not be a part of the estate of Vendor Services in the event of the bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, or the occurrence of another similar event, of, or with respect to Vendor Services. In the event that such conveyance is determined to be made as security for a loan made by Lease Finance, the LLC or the Noteholders to Vendor Services, Vendor Services hereby grants to Lease Finance a security interest in all of Vendor Services's right, title and interest in and to the property described in Section 2.1(a) to secure the loan determined to have been made to Vendor Services and the payment and performance of the other obligations of Vendor Services under this Agreement, and agrees that in such event this Agreement shall constitute a security agreement under applicable law.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1  Representations and Warranties of Vendor Services.
Vendor Services makes the following representations and warranties, on which Lease Finance relies in purchasing the Leases and in transferring the Leases to the LLC under the Contribution and Servicing Agreement. Such representations are made as of the Closing Date, or with respect to each Substitute Lease, as of the applicable Cut-Off Date, but shall survive the sale, transfer and assignment of the Leases hereunder and the transfer of the Leases and the Residual Realizations by Lease Finance to the LLC under the Contribution and Servicing Agreement, and the Granting thereof under the Indenture. Vendor Services and Lease Finance agree that Lease Finance will assign to the LLC, and the LLC will immediately Grant to the Trustee, all of Lease Finance's rights under this Agreement at the Closing Date and that the Trustee will thereafter be entitled to enforce this Agreement against Vendor Services directly or on behalf of the Noteholders.

          (a) Schedule of Representations. With respect to each Lease, the representations and warranties set forth on the Schedule of Representations are true and correct as of the date specified therein.

          (b) Organization and Good Standing. Vendor Services has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and sell the Leases transferred to Lease Finance.

          (c) Due Qualification. Vendor Services is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in each jurisdiction in which the ownership or lease of its property or the conduct of its business requires such qualification and in which the failure to so qualify would have a material adverse impact on its business or financial condition.

          (d) Power and Authority. Vendor Services has the power and authority to execute and deliver this Agreement and its Related Documents and to carry out its terms and their terms, respectively, and the execution, delivery and performance of this Agreement and all of Vendor Services's Related Documents have been duly authorized by Vendor Services by all necessary corporate action.

          (e) No Consents. Vendor Services holds all necessary licenses, certificates and permits from all government authorities necessary for conducting its business as it is presently conducted, and is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be, prior to the Closing Date.

          (f) Valid Sale; Binding Obligations. This Agreement and each of Vendor Services's Related Documents have been duly executed and delivered, and effect a valid sale, transfer and assignment of the Leases and Vendor Services's interest in the related Equipment, enforceable against Vendor Services, and creditors of and purchasers from Vendor Services; and this Agreement and each of Vendor Services's Related Documents constitute legal, valid and binding obligations of Vendor Services, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (g) No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the Related Documents and the fulfillment of the terms of this Agreement and the Related Documents shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of Vendor Services, or any indenture, agreement, mortgage, deed of trust or other instrument to which Vendor Services is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, the Contribution and Servicing Agreement and the Indenture, or violate any law, order, rule or regulation applicable to Vendor Services of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Vendor Services or any of its properties.

          (h) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of Vendor Services, threatened against Vendor Services, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Vendor Services or any properties of Vendor Services (i) asserting the invalidity of this Agreement or any of the Related Documents, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents, (iii) seeking any determination or ruling that might materially and adversely affect the performance by Vendor Services of its obligations under, or the validity or enforceability of, this Agreement or any of the Related Documents or (iv) seeking to affect adversely the federal income tax or other federal, state or local tax attributes of, or seeking to impose any excise, franchise, transfer or similar tax upon, the transfer and acquisition of the Leases hereunder or under the Contribution and Servicing Agreement.

          (i) Chief Executive Offices. The chief executive office of Vendor Services is located at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, MN 55102, and the offices where Vendor Services keeps its records concerning the Leases and related documents are at 3601 Minnesota Drive, 9th Floor, France Place, Bloomington, Minnesota 55435.

          SECTION 3.2 Representations and Warranties of Lease Finance. Lease Finance makes the following representations and warranties, on which Vendor Services relies in selling, assigning, transferring and conveying the Leases to Lease Finance hereunder. Such representations are made as of the Closing Date but shall survive the sale, transfer and assignment of the Leases hereunder and the transfer thereof by Lease Finance to the LLC under the Contribution and Servicing Agreement.

          (a) Organization and Good Standing. Lease Finance has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Minnesota, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and has, full power, authority and legal right to acquire and own the Leases and to transfer the Leases to the LLC pursuant to the Contribution and Servicing Agreement.

          (b) Due Qualification. Lease Finance is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect (i) Lease Finance's ability to acquire the Leases, (ii) the validity or enforceability of the Leases or (iii) Lease Finance's ability to perform its obligations hereunder and under the Related Documents.

          (c) Power and Authority. Lease Finance has the power and authority to execute and deliver this Agreement and its Related Documents and to carry out its terms and their terms, respectively, and to acquire the Leases and the Equipment; and the execution, delivery and performance of this Agreement and its Related Documents and all of the documents required pursuant hereto or thereto have been duly authorized by Lease Finance by all necessary action.

          (d) No Consents. Lease Finance holds all necessary licenses, certificates and permits from all government authorities necessary for conducting its business as it is presently conducted, and is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be, prior to the Closing Date.

          (e) Binding Obligation. This Agreement and each of Lease Finance's Related Documents constitutes a legal, valid and binding obligation of Lease Finance, enforceable against Lease Finance in accordance with its terms; and this Agreement and each of Lease Finance's Related Documents constitute legal, valid and binding obligations of Lease Finance, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (f) No Violation. The execution, delivery and performance by Lease Finance of this Agreement, the consummation of the transactions contemplated by this Agreement and the Related Documents and the fulfillment of the terms of this Agreement and the Related Documents do not and will not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time, or both) a default under the articles of incorporation or bylaws of Lease Finance, or any indenture, agreement, mortgage, deed of trust or other instrument to which Lease Finance is a party or by which Lease Finance is bound or to which any of its properties are subject, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than the Contribution and Servicing Agreement and the Indenture), or violate any law, order, rule or regulation, applicable to Lease Finance or its properties, of any federal or state regulatory body or any court, administrative agency, or other governmental instrumentality having jurisdiction over Lease Finance or any of its properties.

          (g) No Proceedings. There are no proceedings or investigations pending, or, to the knowledge of Lease Finance, threatened against Lease Finance, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Lease Finance or its properties: (i) asserting the invalidity of this Agreement or any of the Related Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents,
(iii) seeking any determination or ruling that might materially and adversely affect the performance by Lease Finance of its obligations under, or the validity or enforceability of, this Agreement or any of the Related Documents or
(iv) that may adversely affect the federal or state income tax attributes of, or seeking to impose any excise, franchise, transfer or similar tax upon, the transfer and acquisition of the Leases hereunder or the transfer of the Leases to the LLC pursuant to the Contribution and Servicing Agreement.

          (h) Chief Executive Offices. The chief executive office of Lease Finance is located at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102, and the offices where Lease Finance keeps its records concerning the Leases and related documents are at 3601 Minnesota Drive, 9th Floor, France Place, Bloomington, Minnesota 55435.

In the event of any breach of a representation and warranty made by Lease Finance hereunder, Vendor Services covenants and agrees that (i) it will not take any action or pursue any remedy that it may have hereunder, in law, in equity or otherwise, until a year and a day have passed since the date on which all Notes have been paid in full, and (ii) any remedy it may have hereunder is subject to Section 6.12. Each of Vendor Services and Lease Finance agree that damages will not be an adequate remedy for breach of the foregoing covenant and that this covenant may be specifically enforced by Lease Finance on behalf of the LLC.


                                   ARTICLE IV

                          COVENANTS OF VENDOR SERVICES

           SECTION 4.1  Protection of Title of Lease Finance and the LLC.

          (a) At or prior to the Closing Date, Vendor Services shall have filed or caused to be filed UCC-1 financing statements, executed by Vendor Services, as seller or debtor, naming Lease Finance as secured party and the LLC as assignee and (i) describing the Leases and other property described in Section
2.1 as collateral, filed with the office of the Secretary of State of the State of Minnesota, and (ii) describing the Equipment as collateral, filed with the appropriate filing office in those jurisdictions where Equipment subject to Leases constituting at least 75% of the Initial Pool Principal Balance and at least 75% of the aggregate Book Value as of the Initial Cut-Off Date is located. Vendor Services shall deliver (or cause to be delivered) to Lease Finance, the LLC and the Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that Vendor Services fails to perform its obligations under this subsection, Lease Finance or the LLC may do so at the expense of Vendor Services.

          (b) If Vendor Services changes its name, identity, or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by Vendor Services (or by Lease Finance or the LLC on behalf of Vendor Services) in accordance with paragraph (a) above, seriously misleading within the meaning of (S) 9-402(7) of the UCC, it shall give Lease Finance and the LLC written notice thereof no later than 10 days following the occurrence of such change, and shall file appropriate amendments to all such previously filed financing statements and continuation statements within the time period required by the UCC.

          (c) If Vendor Services relocates its principal executive office and, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement, it shall give Lease Finance, the LLC and the Trustee written notice thereof; and shall promptly file such appropriate amendments or financing statements within the time period required by the UCC.

          (d) Vendor Services shall at all times maintain its principal executive office, and any office from which it services Leases, within the United States of America.

          (e) Vendor Services shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Leases, the Equipment and the other items described in Section 2.1(a) to Lease Finance, and the conveyance of the Leases by Lease Finance to the LLC, the master computer records (including archives) of Vendor Services that shall refer to a Lease, any Equipment or any of the other items described in Section 2.1(a) indicate clearly that such Lease, Equipment or other item described in Section 2.1(a) has been sold to Lease Finance and that such Lease has been conveyed by Lease Finance to the LLC. Indication of the LLC's ownership of a Lease shall be deleted from or modified on any of Vendor Services's computer systems when, and only when, the Lease has been paid in full, liquidated (including receipt of all recoveries reasonably expected to be collected) or purchased by Vendor Services or Lease Finance.

          (f) If at any time Vendor Services shall propose to sell, grant a security interest in, or otherwise transfer any interest in lease contracts of a character similar to the Leases to any prospective purchaser, lender or other transferee, Vendor Services shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Lease, shall indicate clearly that such Lease has been sold to Lease Finance and is owned by the LLC. Vendor Services and Lease Finance agree that, if any one of them receives an inquiry from a bona fide potential creditor regarding whether any lease contract or item of equipment is identified on the Schedule of Leases, they will instruct the Trustee to disclose the contents of the Schedule of Leases to such potential creditor in accordance with the provisions of Section
11.17 of the Indenture.

          (g) If Vendor Services receives payments in respect of Leases, any Equipment or any of the other items described in Section 2.1(a), Vendor Services agrees to pay or cause to be paid to the Servicer all such payments as soon as practicable after identification thereof, but in no event later than two Business Days after receipt thereof by Vendor Services.

          (h) Vendor Services shall notify Lease Finance and the Trustee within three Business Days after becoming aware of any Lien on any Lease, Equipment or other item described in Section 2.1(a), other than the conveyances hereunder or under the Contribution and Servicing Agreement.

          (i) Vendor Services will promptly pay and discharge all taxes, assessments, levies and other governmental charges imposed on it which may materially and adversely affect any of the Leases, Equipment or other items described in Section 2.1(a), or Lease Finance's rights with respect thereto.

          (j) Vendor Services hereby agrees that it will perform its obligations under the agreements relating to the Leases in conformity with its customary and usual policies and procedures relating to the Leases.

          (k) No later than 10 days after the Closing Date, Vendor Services shall deliver to Lease Finance and the Trustee a written certification that all notifications and consents required by paragraph (J) in the Schedule of Representations hereto have been given or obtained, as applicable.

          (l) With respect to lease transactions, Vendor Services's credit underwriting standards generally require the filing of appropriate UCC financing statements if the underlying equipment cost is over $25,000.

          SECTION 4.2 Other Liens or Interests. Except for the conveyances hereunder, with respect to any Lease and the related Equipment, Vendor Services will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Lease or Equipment or any interest therein, and Vendor Services shall defend the right, title, and interest of Lease Finance and the LLC in and to such Lease and Equipment against all claims of third parties claiming through or under Vendor Services.

          SECTION 4.3 Costs and Expenses. Vendor Services shall pay all reasonable costs and disbursements in connection with the performance of its obligations hereunder and under its Related Documents.

           SECTION 4.4  Indemnification.

          Vendor Services shall defend, indemnify and hold harmless Lease Finance, the LLC, the Trustee and the Noteholders from and against:

          (a) any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from any breach of any representations and warranties of Vendor Services contained herein (other than those set forth in the Schedule of Representations, the exclusive remedies for which are specified in Section 5.1);

          (b) any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the use, ownership or operation of any item of Equipment (notwithstanding the disclaimer of Section 2.1(b)); and, in addition, Vendor Services shall cause Lease Finance and the LLC to be named as an additional insured under its liability insurance policies;

          (c) any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from any action taken, or failed to be taken, by it in respect of any portion of the Trust Assets other than any action taken in accordance with this Agreement or any Related Document;

          (d) any taxes that may at any time be asserted against Lease Finance, the LLC, the Trustee and the Noteholders with respect to the transactions contemplated in this Agreement, including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes (but not including any taxes asserted with respect to, and as of the date of, the sale, transfer and assignment of the Leases to Lease Finance and of the Trust Assets to the LLC or the issuance and original sale of the Notes, or asserted with respect to ownership of the Leases or the Trust Assets, which shall be indemnified by Vendor Services pursuant to clause
(e) below), or federal, state or other income taxes, arising out of distributions on the Notes or transfer taxes arising in connection with the transfer of the Notes) and costs and expenses in defending against the same, arising or imposed against such Persons by reason of the acts to be performed by Vendor Services under this Agreement;

          (e) any taxes which may at any time be asserted against such Persons with respect to, and as of the date of, the conveyance or ownership of the Leases and the conveyance or ownership of the Trust Assets under the Transfer Agreement or the Contribution and Servicing Agreement or the issuance and original sale of the Notes, including, without limitation, any sales, gross receipts, personal property, tangible or intangible personal property, privilege or license taxes (but not including any federal or other income taxes, including franchise taxes, arising out of the transactions contemplated hereby or transfer taxes arising in connection with the transfer of Notes) and costs and expenses in defending against the same, arising or imposed against such Persons;

          (f) any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon Lease Finance, the LLC, the Trustee and the Noteholders through the negligence, willful misfeasance, or bad faith of Vendor Services in the performance of its duties under this Agreement or by reason of reckless disregard of the obligations and duties of Vendor Services under this Agreement;

          (g) any loss, liability or expense incurred by reason of the violation by Vendor Services or any of its Affiliates of federal or state securities laws in connection with the registration or the sale of the Notes;

          (h) any loss, liability or expense imposed upon, or incurred by, Lease Finance, the LLC, the Trustee or the Noteholders as a result of the failure of any Lease, or the sale of the related Equipment, to comply with all requirements of applicable law, but only to the extent such loss, liability or expense is not covered by the repurchase of such Lease and Equipment as required by Section 5.1; and

          (i) any loss, liability or expense imposed upon, or incurred by, Lease Finance, the LLC, the Trustee or the Noteholders as a result of any actions taken by or in the name of Lease Finance, the LLC or the Trustee at the request of Vendor Services pursuant to the last sentence of Section 5.2.

          Indemnification under this Section 4.4 shall include reasonable fees and expenses of counsel and expenses of litigation and shall survive termination of the Indenture. The indemnity obligations hereunder shall be in addition to any obligation that Vendor Services may otherwise have.

          Promptly after receipt by an indemnified party under this Section 4.4 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

          SECTION 4.5 Further Assurances. Following the Closing Date, Vendor Services shall, at the reasonable request of Lease Finance or the Trustee, and at Vendor Services' expense, execute and deliver any further instruments of transfer or other documents, and shall take all such other actions that may be necessary, appropriate or desirable, to fully convey the Leases and the Equipment (subject to Section 4.1(a)(ii)) to the Issuer or otherwise to evidence, effectuate or implement the transactions contemplated hereby. In addition, Vendor Services, as agent for Lease Finance, shall defend the Leases and the Equipment against any and all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of the Lease Finance.

          SECTION 4.6 Negative Covenant. Vendor Services (a) shall not engage in any transaction or series of transactions or otherwise take any action or omit to take any action which could result in a determination that Vendor Services shall have received less than reasonably equivalent value for the transfer and conveyance of the Leases and the other property described in
Section 2.1(a) to Lease Finance either on the Closing Date or thereafter and (b) in any event, shall not use the proceeds received from the transfer and conveyance of the Leases and the other property described in Section 2.1(a) either on the Closing Date or thereafter (i) to pay any dividend or make any distribution on or in respect of its capital stock or (ii) to purchase, redeem or otherwise acquire or retire for value any of its capital stock or the capital stock of any of its affiliates (other than any of its wholly owned subsidiaries), if, in the case of either (i) or (ii), at the time of any such action and after giving effect thereto (x) the present fair saleable value of the assets of Vendor Services is less than the amount that would be required to be paid on or in respect of Vendor Services's total liabilities (including a reasonable estimate of its contingent liabilities (net of tax benefits to the extent reasonably likely to be realized)), (y) the assets of Vendor Services constitute an unreasonably small capital to carry out Vendor Services's business as it is then conducted or as Vendor Services then intends to conduct its business or (z) Vendor Services has incurred, intends to incur, or believes that it will incur, debts that would be beyond Vendor Services's ability to pay as they mature.


                                   ARTICLE V

                                  REPURCHASES

          SECTION 5.1 Repurchase of Leases Upon Breach of Representation or Warranty. Upon the occurrence of a Repurchase Event, Vendor Services shall, unless such breach shall have been cured in all material respects by the end of the second Collection Period after the date on which Vendor Services becomes aware of or receives written notice from the Trustee or the Servicer of such breach, (i) repurchase (or substitute a Substitute Lease for) such Lease from the LLC and the related Equipment from Lease Finance and (ii) on or before the related Deposit Date, Vendor Services shall either pay the Purchase Amount to the Servicer on behalf of the LLC and Lease Finance pursuant to Section 2.6 of the Contribution and Servicing Agreement or deliver a Substitute Lease pursuant to Article IX of the Contribution and Servicing Agreement. It is understood and agreed that, except as set forth in the following paragraph, the obligation of Vendor Services to repurchase any Lease and the related Equipment as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against Vendor Services for such breach available to Lease Finance, the LLC, the Noteholders or the Trustee on behalf of the Noteholders. The provisions of this Section 5.1 are intended to grant the LLC and the Trustee a direct right against Vendor Services to demand performance hereunder, and in connection therewith, Vendor Services waives any requirement of prior demand against Lease Finance with respect to such repurchase obligation. Notwithstanding any other provision of this Agreement or the Contribution and Servicing Agreement to the contrary, the obligation of Vendor Services under this Section shall not terminate upon a termination of Vendor Services as Servicer under the Contribution and Servicing Agreement and shall be performed by Vendor Services in accordance with the terms hereof notwithstanding the failure of the Servicer or Lease Finance to perform any of their respective obligations with respect to such Lease under the Contribution and Servicing Agreement.

          In addition to the foregoing and notwithstanding whether the related Lease and the related Equipment shall have been purchased by Vendor Services, Vendor Services shall indemnify Lease Finance, the LLC, the Trustee and the Noteholders against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, which may be asserted against or incurred by any of them as a result of third party claims arising out of the events or facts giving rise to such breach.

          SECTION 5.2 Reassignment of Purchased Leases and Equipment. Upon deposit in the Collection Account of the Purchase Amount of any Lease and the related Equipment (if applicable) repurchased by Vendor Services under Section 5.1, or upon delivery of a Substitute Lease, Lease Finance and the LLC shall take such steps as may be reasonably requested by Vendor Services in order to assign to Vendor Services all of Lease Finance's and the LLC's right, title and interest in and to such Lease and the related Equipment (if applicable) and all security and documents conveyed to Lease Finance and the LLC directly relating thereto, without recourse, representation or warranty, except as to the absence of liens, charges or encumbrances created by or arising as a result of actions of Lease Finance or the LLC. Such assignment shall be a sale and assignment outright, and not for security. If, following the reassignment of a Purchased Lease and the related Equipment (if applicable), in any enforcement suit or legal proceeding, it is held that Vendor Services may not enforce any such Lease on the ground that it shall not be a real party in interest or a holder entitled to enforce the Lease, Lease Finance and the LLC shall, at the expense of Vendor Services, take such steps as Vendor Services deems reasonably necessary to enforce the Lease, including bringing suit in Lease Finance's or the LLC's name or the name of the Trustee on behalf of the Noteholders.

          SECTION 5.3 Waivers. No failure or delay on the part of Lease Finance or the LLC in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or future exercise thereof or the exercise of any other power, right or remedy.


                                   ARTICLE VI

                                 MISCELLANEOUS

           SECTION 6.1  Reserved.

          SECTION 6.2 Merger or Consolidation of Vendor Services or Lease Finance. Any corporation or other entity (i) into which Vendor Services or Lease Finance may be merged or consolidated, (ii) resulting from any merger or consolidation to which Vendor Services or Lease Finance is a party or (iii) succeeding to the business of Vendor Services or Lease Finance, shall be the successor to Vendor Services or Lease Finance, as the case may be (without relieving Vendor Services or Lease Finance of its responsibilities hereunder, if it survives such merger or consolidation) without the execution or filing of any document or any further act by any of the parties to this Agreement. Vendor Services or Lease Finance shall promptly inform the other parties, the LLC and the Trustee of such merger, consolidation or purchase and assumption. Notwithstanding the foregoing, as a condition to the consummation of the transactions referred to in clauses (i), (ii) and (iii) above, (x) immediately after giving effect to such transaction, no representation or warranty made pursuant to Sections 3.1 (other than subsections (b) and (i)) and 3.2 (other than subsections (a) and (h)) of this Agreement shall have been breached (for purposes hereof, such representations and warranties shall speak as of the date of the consummation of such transaction), (y) Vendor Services or Lease Finance, as applicable, shall have delivered written notice of such consolidation, merger or purchase and assumption to the Rating Agencies prior to the consummation of such transaction and shall have delivered to the LLC and the

Trustee an Officer's Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section 6.2 and that all conditions precedent, if any, provided for in this Agreement, relating to such transaction have been complied with, and (z) Vendor Services or Lease Finance, as applicable, shall have delivered to the LLC and the Trustee an Opinion of Counsel, stating that, in the opinion of such counsel, either (A) all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary to preserve and protect the interest of the LLC in the Trust Assets and reciting the details of the filings or (B) no such action shall be necessary to preserve and protect such interest.

           SECTION 6.3  Limitation on Liability of Vendor Services and Others.

          (a) Except with respect to the Representations and Warranties herein and in the Schedule of Representations, and the indemnification obligations set forth in Section 4.4 herein, Vendor Services may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement. Vendor Services shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Agreement or its Related Documents and that in its reasonable judgment may involve it in any expense or liability.

          (b) Any officer, director, employee or agent of Vendor Services may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement. Vendor Services shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Agreement or its Related Documents and that in its reasonable judgment may involve it in any expense or liability.

          SECTION 6.4 Vendor Services May Own Notes. Subject to the provisions of the Contribution and Servicing Agreement, Vendor Services, and any Affiliate of Vendor Services, may in its individual or any other capacity become the owner or pledgee of Notes with the same rights as it would have if it were not Vendor Services or an Affiliate thereof (except as provided in Section 1.5).

           SECTION 6.5  Amendment.

          (a) This Agreement may be amended by Vendor Services and Lease Finance without the consent of the LLC, the Trustee or the Noteholders (i) to cure any ambiguity; (ii) to correct or supplement any provisions in this Agreement that may be inconsistent with any other provisions herein; or (iii) to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions hereof, provided, however, that such action shall not, as evidenced by an Opinion of Counsel delivered to the LLC and the Trustee, adversely affect in any material respect the interests of the Noteholders.

          (b) This Agreement may also be amended from time to time by Vendor Services and Lease Finance, with the prior written consent of a Note Majority (which consent of any Holder of a Note given pursuant to this Section or pursuant to any other provision of this Agreement shall be conclusive and binding on such Holder and on all future Holders of such Note and of any Note issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon the Note), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Noteholders; provided, however, that no such amendment shall (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Leases, distributions that shall be required to be made on any Note or the applicable rate of interest payable thereon, (ii) amend any provisions of
Section 5.06 or 8.03 of the Indenture in such a manner as to affect the priority of payment of interest or principal to Noteholders, or (iii) reduce the aforesaid percentage required to consent to any such amendment or any waiver hereunder, without the consent of the Holders of all Notes then Outstanding and affected thereby; and provided, further, that no such amendment shall be effective unless and until the Rating Agency Condition has been satisfied.

          (c) Promptly after the execution of any such amendment or consent, the LLC or the Trustee, as applicable, shall furnish written notification of the substance of such amendment or consent to each Noteholder.

          (d) It shall not be necessary for the consent of Noteholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of Noteholders provided for in this Agreement) and of evidencing the authorization of the execution thereof by Noteholders shall be subject to such reasonable requirements as the LLC or the Trustee, as applicable, may prescribe, including the establishment of record dates. The consent of any Holder of a Note given pursuant to this Section or pursuant to any other provision of this Agreement shall be conclusive and binding on such Holder and on all future Holders of such Note and of any Note issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon the Note.

          SECTION 6.6 Notices. All demands, notices and communications to Vendor Services or Lease Finance hereunder shall be in writing, personally delivered, or sent by telecopier (subsequently confirmed in writing), reputable overnight courier or mailed by certified mail, return receipt requested, and shall be deemed to have been given upon receipt:

          (a) in the case of Vendor Services, to 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102, Attention: General Counsel, or such other address as shall be designated by Vendor Services in a written notice delivered to the other parties and to the LLC and the Trustee; and

          (b) in the case of Lease Finance, to 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102, Attention: General Counsel, or such other address as Lease Finance shall be designated by a written notice delivered to the other parties and to the LLC and the Trustee.

          SECTION 6.7 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Related Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Related Documents. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

          SECTION 6.8 Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

          SECTION 6.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          SECTION 6.10 Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

          SECTION 6.11 Conveyance of the Leases to the Trust. Vendor Services acknowledges that Lease Finance intends, pursuant to the Contribution and Servicing Agreement, to convey the Leases, the Residual Realizations and the other items described in Section 2.1(a), together with its rights under this Agreement, to the LLC on the Closing Date. Vendor Services acknowledges and consents to such conveyance and waive any further notice thereof and covenants and agrees that the representations and warranties of Vendor Services contained in this Agreement and the rights of Lease Finance hereunder are intended to benefit the LLC, the Trustee and the Noteholders. In furtherance of the foregoing, Vendor Services covenants and agrees to perform its duties and obligations hereunder, in accordance with the terms hereof, for the benefit of the LLC, the Trustee and the Noteholders and that, notwithstanding anything to the contrary in this Agreement, Vendor Services shall be directly liable to the LLC and the Trustee (notwithstanding any failure by the Servicer or Lease Finance to perform its duties and obligations hereunder or under the Contribution and Servicing Agreement) and that the LLC and the Trustee may enforce the duties and obligations of Vendor Services under this Agreement against Vendor Services for the benefit of the Noteholders.

          SECTION 6.12 Nonpetition Covenant. Neither Vendor Services nor Lease Finance shall petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the LLC (or, in the case of Vendor Services, against Lease Finance) under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the LLC (or Lease Finance, as applicable) or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the LLC (or, in the case of Vendor Services, of Lease Finance).

          IN WITNESS WHEREOF, the parties have caused this Transfer Agreement to be duly executed by their respective officers as of the day and year first above written.

                              GREEN TREE LEASE FINANCE II, INC.,
                                 as Purchaser

                              By /s/ Joel H. Gottesman
                                 ---------------------------------------
                              Name:    Joel H. Gottesman
                              Title:   Senior Vice President & Secretary


                              GREEN TREE VENDOR SERVICES
                                     CORPORATION,
                                 In its individual capacity and as Servicer

                              By /s/ Joel H. Gottesman
                                 ---------------------------------------
                              Name:    Joel H. Gottesman
                              Title:   Senior Vice President & Secretary

                                   SCHEDULE A


                        SCHEDULE OF LEASES AND EQUIPMENT

                                   SCHEDULE B


                   SCHEDULE OF REPRESENTATIONS AND WARRANTIES
                               OF VENDOR SERVICES

          With respect to each Lease as of the Initial Cut-Off Date, and regarding each Substitute Lease as of the applicable Cut-Off Date, Vendor Services represents and warrants as follows :

          A. Characteristics of Leases. Each Lease (i) constitutes a valid, binding and enforceable payment obligation of the Obligor in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights generally and the availability of equitable remedies), (ii) has been duly and properly sold, assigned and conveyed by Vendor Services to Lease Finance, (iii) was originated by Vendor Services in the ordinary course of its business, or (in the case of any Lease purchased by Vendor Services) was acquired by Vendor Services for proper consideration and was validly assigned to Vendor Services by the originator of such Lease, and (iv) contains customary and enforceable provisions adequate to enable realization against the Obligor and/or the related Equipment (although no representation or warranty is made with respect to the perfection or priority of any security interest in such related Equipment).

          B. No Waivers. No provisions of any Lease have been waived, altered or modified in any material respect, except as indicated in the Lease File.

          C.   No Consumer Leases.  No Lease is a "consumer lease" as defined in
Article 2A of the Uniform Commercial Code, except for a de minimis number of Leases.

          D. Acceptance of Equipment. To the best of Vendor Services's knowledge, each Obligor has accepted the related Equipment and has had reasonable opportunity to inspect and test such Equipment.

          E. Compliance with Law. All requirements of applicable Federal, state and local laws, and regulations thereunder, in respect of all of the Leases, have been complied with in all material respects.

          F. No Default. There is no known default, breach, violation or event permitting cancellation or termination of the Lease by the lessor under the terms of any Lease (other than Scheduled Payment delinquencies (in excess of 10% of the Scheduled Payment due) of not more than 59 days), and (except for payment extensions and waivers of Administrative Fees in accordance with Vendor Services's servicing and collection policies and procedures) there has been no waiver of any of the foregoing; and as of the Cut-Off Date, no related Equipment had been repossessed.

          G. The Obligors. Each Obligor (i) is located in the United States, and (ii) is not (a) the United States of America or any State or local government or any agency, department, subdivision or instrumentality thereof (except for Leases representing no more than 1% of the Initial Pool Principal Balance) or (b) Vendor Services or any Affiliate thereof.

          H. Obligor Bankruptcy. Each Lease was entered into by an Obligor who, at the Cut-Off Date, had not been identified on the records of Vendor Services as being the subject of a current bankruptcy proceeding.

          I. Delinquencies. No Lease has a Scheduled Payment delinquency (in excess of 10% of the Scheduled Payment due) of more than 59 days past due as of the Cut-Off Date.

          J. Assignment to the LLC. Each Lease may be sold, assigned and transferred by Vendor Services to Lease Finance, and may be assigned and transferred by Lease Finance to the LLC, without the consent of, or prior approval from, or any notification to, the applicable Obligor, other than (i) certain Leases (which, in proportion to the aggregate of all of the Leases, are not material) that require notification of the assignment to the Obligor, which notification will be given by the Servicer not later than 10 days following the Closing Date, and (ii) Leases (which, in proportion to the aggregate of all of the Leases, are not material) that require the consent of the Obligor, which consent will be obtained not more than 10 days following the Closing Date.

          K. Lease Not Assumable. Each Lease prohibits the sale, assignment or transfer of the Obligor's interest therein, the assumption of the Lease by another person in a manner that would release the Obligor thereof from the Obligor's obligation, or any sale, assignment or transfer of the related Equipment, without the prior consent of the lessor, other than Leases which may
(i) permit assignment to a subsidiary, corporate parent or other affiliate, (ii) permit the assignment to a third party, provided the Obligor remains liable under the Lease, or (iii) permit assignment to a third party with a credit standing (determined by Vendor Services in accordance with its underwriting policy and practice at the time for an equivalent contract type, term and amount) equal to or better than the original Obligor.

          L. Payments in United States Dollars. The Obligor under each Lease is required to make payments thereunder (i) in United States dollars, and (ii) in fixed amounts and on fixed and predetermined dates.

          M. Maintenance and Repair. Each Lease requires the Obligor to assume responsibility for payment of all expenses in connection with the maintenance and repair of the related Equipment, the payment of all premiums for insurance of such Equipment and the payment of all taxes (including sales and property taxes) relating to such Equipment.

          N. Scheduled Payments. Each Lease requires the Obligor thereunder to make all Scheduled Payments thereon under all circumstances and regardless of the condition or suitability of the related Equipment and notwithstanding any defense, set-off or counterclaim that the Obligor may have against the manufacturer, lessor or lender (as the case may be).

          O. Repair or Replacement of Damaged Equipment. Under each Lease, if the Equipment is damaged or destroyed, the Obligor is required either (i) to repair such Equipment,

(ii) to make a termination payment to the lessor in an amount not less than the Required Payoff Amount, or (iii) in some cases, to replace such damaged or destroyed Equipment with other equipment of comparable use and value.

          P. No Termination by Lessee. None of the Leases permit the Obligor to terminate the Lease prior to the latest Stated Maturity Date or to otherwise prepay the amounts due and payable thereunder, except for a de minimis number of Leases which allow for an early termination or prepayment upon payment of an amount which is not less than the Required Payoff Amount.

          Q. No Transfer of Title Required. It is not a precondition to the valid transfer or assignment of Vendor Services interest in any of the Equipment related to any Lease that title to such Equipment be transferred on the records of any governmental or quasi-governmental agency, body or authority.

          R. Good Title. Immediately prior to the sale, assignment and conveyance of each Lease by Vendor Services to Lease Finance, Vendor Services had good title to such Lease and Vendor Services's interest in the related Equipment (subject to the terms of such Lease) and was the sole owner thereof, free of any Lien.

          S. No Impairment. No person has a participation in or other right to receive Scheduled Payments under any Lease, and neither Lease Finance nor Vendor Services has taken any action to convey any right to any Person that would result in such Person having a right to Scheduled Payments received with respect to any Lease.

          T. Lawful Assignment. The sale, transfer and assignment of such Lease and Vendor Services interest in the related Equipment to Lease Finance under this Agreement, and the transfer and conveyance of such Lease from, and the grant of rights to the related Residual Realizations by, Lease Finance to the LLC under the Contribution and Servicing Agreement, are not unlawful, void or voidable under the laws of the jurisdiction applicable to such Lease.

          U. All Filings Made. All filings and other actions required to be made, taken or performed by any Person in any jurisdiction to give the LLC a first priority perfected lien or ownership interest in the Leases and a first priority perfected security interest in Vendor Services's interest in the Equipment have been made, taken or performed.

          V. Lease Files Complete. There exists a Lease File pertaining to each Lease, and such Lease File contains the Lease or a facsimile copy thereof.

          W. One Original. There is only one original executed copy of each Lease, and such original executed copy is in the possession of Vendor Services.

          X. Chattel Paper. The Leases constitute chattel paper within the meaning of the UCC as in effect in the States of Minnesota and Delaware (other than those Leases in which the lessor is financing exclusively the Obligor's software license or maintenance contract for Equipment, which Leases, in proportion to the Initial Pool Principal Balance, are not material).

          Y. Marking Records. By the Closing Date, the portions of the electronic master record of Vendor Services relating to the Leases will have been clearly and unambiguously marked to show that the Leases constitute part of the Trust Assets and are owned by the LLC in accordance with the terms of the Contribution and Servicing Agreement.

          Z. Computer Tape. The Computer Tape containing information with respect to the Leases that was made available by Vendor Services to the Trustee on the Closing Date and was used to select the Leases was complete and accurate in all material respects as of the Cut-Off Date and includes a description of the same Leases that are described in the Schedule of Leases to the Contribution and Servicing Agreement.

          AA. Schedule of Leases. The information with respect to the Leases listed on the Schedule of Leases attached to the Contribution and Servicing Agreement is true, correct and complete in all material respects.

          BB. No Fraud or Misrepresentation. Each Lease was originated by Vendor Services or acquired by Vendor Services and was sold and assigned by Vendor Services to Lease Finance without any fraud or misrepresentation on the part of Vendor Services.

          CC. Adverse Selection. No selection procedures adverse to the Noteholders were utilized in selecting the Lease from those leases owned by Vendor Services on the Cut-Off Date.

          DD. One Payment. The Obligor has made at least one payment under the Lease.